UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K--CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 3, 2008

INTEGRATIVE HEALTH TECHNOLOGIES, INC.

(FKA Senticore, Inc.)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

814-0069

(Commission File Number)

11-3504866

(I.R.S. Employer Identification No.)

4940 Broadway, Suite 201

San Antonio, TX 78209
(Address of Principal Executive Offices, including Zip Code)

(210) 824.4416
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Integrative Health Technologies, Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Dismissal of Independent Auditor

Effective November 3, 2008 Integrative Health Technologies, Inc. (“IHTI”) dismissed its auditor, Traci J. Anderson, C.P.A. The circumstances of the dismissal are as follows;

On October 21, 2008 the Securities and Exchange Commission (“SEC”) wrote IHTI informing the Company that Ms. Anderson had notified the SEC Chief Account that her relationship with IHTI had “ceased”. Since the Company had not received any communications from Ms. Anderson that she was resigning or that the relationship with IHTI had otherwise changed or ceased, on October 22, 2008 IHTI wrote to Ms. Anderson asking that she contact the Company immediately to clarify her position. Since, as of the date of this filing, she did not respond to the Company’s October 22, 2008 request, with unanimous approval of IHTI’s board of directors, the Company dismissed her on November 3, 2008. A search is now underway for a new independent accountant and auditor, but a successor has yet to be appointed.

Ms. Anderson’s reports on the financial statements for the past two years did not contain either an adverse opinion or a disclaimer of opinion, nor was there any qualification or modification as to uncertainty, audit scope, or accounting principles. During IHTI’s two most recent fiscal years and the subsequent interim period preceding the dismissal, there have been no disagreements with Ms. Anderson on any matter of accounting principles or practices, financial disclosure, or auditing scope. However, the SEC has requested that the Company restate certain financial statements audited by Ms. Anderson. The Company agrees with the SEC’s position and had advised Ms. Anderson of the SEC position and restatement request and the Company’s agreement. She did not raise any objections with the Company nor did she advise the Company of any of the events listed in Regulation S-K, Item 304 (a)(1)(v)(A) through (D).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATIVE HEALTH TECHNOLOGIES, INC.
By /s/ Gilbert R. Kaats, Ph.D.

Gilbert R. Kaats, Ph.D.

Chairman, President and Chief Executive Officer
Date: November 3, 2008.